Exhibit 10.5

my	Suite 5
Fiziq	71-73 South Perth Esplanade
South Petth j 6151 f WA
ABN 85 602111 115

MyFlzlq.com

1 April 2016

Mr David Tabb

15 Scouler Way

Bateman, WA 6150

Dear David,

Offer of New Appointment - Operations Manager

On behalf of MyFiziq Limited (“MYQ” or the “Company”), I am pleased to continue your permanent employment position in the new role of Operations Manager.

this offer is conditional upon your acceptance and agreement to abide by the terms and conditions outlined in this letter.

1.	Reporting & Responsibllitles:	You will oversee all aspects of the Company’s business operations as well as manage projects, customer accounts and strategic partnerships, while also providing direct assistance to the CEO, including but not limited to:

		i.	Oversee day-to-day operations and keep the CEO apprised of significant events
		ii.	Manage the day-to-day planning, development and delivery of projects and proposals
		iii.	Improve the operational systems, processes and policies in support of corporate goals
		iv.	Communicating strategy, policy and procedures to employees
		v.	Maintain customer confidence and protect operations by keeping information confidential
		vi.	Manage relationships with key customers and ambassadors
		vii.	Develop good relations and maintainexcellent communication channels both internally and externally
		viii.	Work together with the CEO, BO and internal team members and partners to co-ordinate the preparation, writing and communicaitons support of viable bids and proposals
		ix.	Work with the team’s Marketing Manager to co-ordinating marketing and communication strategies for new and prospective white-label applications and ambassadors
		x.	Playing a significant role in long-term planning

2.	Commencement Date:	4 April 2016.

3.	Title	Operations Manager (“OM”)

Corporate Address: Suite S, 71 - 73 South Perth Esplanade, South Perth WA 6151

admln@)myfizlq.com

4.	Compensaiton:	The revised salary will be $105.000 per annum, paid fortnightly and exclusive of a 9.50% superannuation contribution by MYQ to a superannuation fund nominated by you. The compensation package will be subject to annual review by the Company, however we will provide an interim review after the first six months of employment. The minimum working week is 37.5 hours, with no provision for over-time however, the Company will grant you time in lieu in the event the Company considers (at its discretion) you are working consistently above the normal working week.

5.	Expenses:	You will be reimbursed all reasonable expenses supported by official receipts for payments made on behalf of the Company whilst carrying out your duties provided however that any individual expense exceeding $200 must not be incurred without the prior written consent of the Company.

You must provide all proper documentation to the Company to verify such expenses prior to reimbursement. You must comply with all lawful directions of the Company in relation to incurring expenses on behalf of the Company and shall not in any way pledge the credit of the Company except insofar as you may have been expressly authorised by the Company either generally or in any particular incidence.

6.	Appointment Basis:	Full time position.

As a professional qualified employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide highquality services and are expected to work the number of hours required to get the job done.

7.	Tenure and Review:	The appointment basis is full time / permanent and a continuation of your initial employment term.

The Company has appointed you as Operations Manager and you agree to accept the appointment and the tenure on the terms and conditions set out in this agreement.

Your engagement under this agreement will be reviewed on the six month anniversary of this letter and thereafter on or before 1 April of each year. The Review will include such matters determined by the Board, and will include, but is not limited to:

i.	your performance during the period prior to the review (including against performance indicators set by the CEO or the Board);
ii.	the performance of the Company during the period prior to the review; and
iii.	your remuneration relative to economic conditions prevailing in the state of Western Australia and similar positions offered in the market.

7.1 TerminationWithout Cause:
i.	The Company may terminate this agreement without reason by providing you with the greater of; one months’ written notice or one month for each year or part year of employment served or, by paying you a cash payment equal to the greater of; one month’s salary or one month’s salary for each full or partial year of employment completed.

ii.	You may terminate your engagement with the Company without reason by providing the Company with not less than one (1) month written notice, unless the Board otherwise agrees (at its discretion).

MyFiziq Limited	Page 2 of 6

8.	Price Sensitive Information:	You acknowledge that in the course of carrying out the services pursuant to this agreement you may receive confidential information, including “price sensitive information” (as per the Corporations Act) affecting the Company. Any disclosure, communication, use or misuse of price sensitive information may have very serious implications for the Company and/or you, including possible criminal prosecution and possible civil actions against you. You acknowledge that the Company has the right to terminate this agreement without notice if you disclose, communicate, use or misuse price sensitive information without the prior written consent of the Board except to the extent that you are required by law to disclose, communicate or use it.

9.	Annual Leave:	Annual leave is accrued at a rate of 20 working days per annum, a working day being exclusive of recognized public holidays. Your annual leave may be taken once it is accrued, at any time mutually acceptable to yourself and the Company. Accrued leave shall not accumulate in excess of 30 working days without written approval of the Board. A waiver may be granted under special circumstances at the Board’s discretion.

10.	Sick Leave,	Sick Leave
	Compassionate Leave and Carer’s Leave:	You are entitled to paid sick leave equivalent to the number of hours you would ordinarily work in a two week period, up to a maximum of 76 hours per year. No payment will be made for unused sick leave following resignation or termination. Claims for sick leave taken in excess of two days must be supported by a medical certificate.

Compassionate Leave
You are entitled to two days paid compassionate leave:
		i.	if a member of your immediate family or household requires care or support due to an illness or injury; or
		ii.	in the event of an unexpected emergency involving a member of your immediate family or household.

Carer’s Leave
You are entitled to two days unpaid carer’s leave:
		i.	if a member of your immediate family or household has an illness or injury that poses a serious threat to their life; or
		ii.	in the event of the death of a member of your immediate family or household.

11.	Long Service Leave:	You are entitled to long service leave in accordance with the provisions of the Long Service Leave Act 1958 (WA).

12.	Proprietary Information and Inventions:	12.1 Definitionsof IP

IP means all industrial and intellectual property rights whether protectable by statute, at common law or in equity, including all copyright and similar rights which may subsist or may hereafter subsist in works or any subject matter, rights in relation to inventions (including all patents and patent applications), trade secrets and know-how, rights in relation to designs (whether or not registrable), rights in relation to registered or unregistered trade marks, circuit layout designs and rights in relation to circuit layouts, whether registered, registrable or unregistered, including:

		i.	marks, logos, service marks, trade names, business names, internet domain names, slogans, symbols, brand names, copyright or other trade indicia;
		ii.	all rights in information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, designs, drawings, trade secrets or data whether or not protectable by patent application design registration, copyright, whether unregistered, registered or registrable; and
		iii.	any modifications , developments , adaptations , advancements , creations and derivations of any intellectual property,

but excludes non-assignable moral rights and similar non-assignable personal rights of authors and producers.

MyFiziq Limited	Page 3 of 6

12.2	Current & New

i.	As a condition of employment, you represent and warrant that you will immediately communicate to the Company any new and all new literary and other new works and new subject matter including all new works, new processes, new inventions, new improvements, new innovations, new modifications, new designs, new discoveries, new trademarks and new trade secrets, however embodied, which you may make either alone or in conjunction with others during the course of, in connection with or arising out of your employment and in any way connected with matters specifically pertaining to the business and assets of MyFiziq for which the Company has been or is now or hereafter Interested during your employment (“Inventions”).
ii.	Any new inventions or extension of the IP surrounding MyFiziq, whether or not the Inventions are capable of being protected by copyright, letters patent, registered design or other protection (M P rotection ” ), will be solely owned by the Company for development.
iii.	Any new inventions, whether or not the Inventions are capable of being commercialised or able of Protection outside of those of MyFiziq will be first offered to the Company for first right of refusal. Further proceedings will only go forward if agreed by both you and the Company.

12.3	Co-operation In obtaining Protection for Inventions

i.	If and whenever required to do so whether during or after termination of your employment, and at the expense of the Company or its nominee, you will apply or join in applying for letters patent or other similar protection in Australia or in any other part of the world for content specifically pertaining to MyFiziq. You will Immediately deliver to the Company full particulars concerning these matters and execute all instruments and do all things necessary for vesting the letters patent or other Protection when obtained, and all right and title to and interest in the same, in the Company or its nominee absolutely and as sole beneficial owner or in such other person as the Board requires.
ii.	You appoint the Company to be your attorney in your name and on your behalf to execute any such instrument or thing and generally to use your name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause.

MyFiziq Limited	Page 4 of 6

12.4 Information

Without limiting the generality of the above, and subject to not breaching any laws or breaching any other contractual obligations in existence or arising from time to time, you represent and warrant that:
	i.	you will immediately inform the Company of any matter which may come to your notice during the Employment which may reasonably be of interest or of any importance or use to the Company or its Subsidiaries and Related Corporations for content specifically pertaining to MyFiziq;
	ii.	you will immediately communicate to the Company any proposals or suggestions occurring to you during your employment which may reasonably be of service for the furtherance of the business of the Company for content specifically pertaining to MyFiziq.

You agree the provisions of this clause survive termination of this agreement.

13. Confidentiality:	Unless you are authorized to do so by law. you are not to divulge any information you obtain as a result of your appointment either to the media, the public generally or to any other third party, except and unless it is of a general nature and of general knowledge and you do so as a consequence of the performance of your responsibilities. All knowledge and/or information, written or otherwise, related to the activities of the Company obtained by you as a consequence and in the course of your employment becomes the property of the Company, and unless otherwise authorized during the term of your employment or thereafter, must not be divulged to any other source. Upon termination of your services with the Company you must return all papers, records, documents (including hard copy and digital copies) and any equipment that are in your possession or control and relate to any of the foregoing.

Confidential information also extends to the contents of this letter and in particular to employee’s remuneration details. You represent and warrant to us that there are no other agreements, written or oral, that would restrict your ability to perform the basic functions of your job, including but not limited to non-compete, non disclosure or similar agreements with prior employers. If there are such agreements, you agree to immediately provide the Company with a copy of any such agreements(s) for its review. You further agree not to bring to the Company, use or disclose any trade secrets or other confidential/proprietary information of prior employers.

You agree the provisions of this clause survive termination of this agreement.

14. Governing Law:	This agreement is intended to give rise to legal rights and obligations and constitutes a binding agreement between the parties. This agreement shall be governed by and construed in accordance with the law from time to time in the State of Western Australia and the parties agree to submit to the nonexclusive jurisdiction of the courts of Western Australia and the courts which hear appeals there from.

15. Variation:	No modification or alteration of the terms of this agreement shall be binding unless made in writing dated subsequent to the date of this agreement and duly executed by the parties.

MyFiziq Limited	Page 5 of 6

16. Acceptance :	Please indicate your acceptance of the above offer under the above terms and conditions by signing the duplicate copy of the offer and returning to the Company.

David, we look forward to your continued engagement with our Company in this new position.

Yours sincerely

/s/ Katherine lscoe
Katherine lscoe
Executive Director and Chief Executive Officer MyFlzlq Limited

I accept the offer of employment under the above terms and conditions and agree to abide by the policies and procedures of the Company.

signature	/s/ David Tabb	Date:	/4/2016.
David Tabb

MyFiziq Limited	Page 6 of 6